Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of ENDRA Life Sciences Inc. on Form S-8 (File Nos. 333-233178 and 333-218894) of our report dated March 26, 2020, with respect to our audits of the consolidated financial statements of ENDRA Life Sciences Inc. & Subsidiary as of December 31, 2019 and 2018, which is included in this Annual Report on Form 10-K of ENDRA Life Sciences Inc.

/s/ RBSM LLP

RBSM LLP
Henderson, NV
March 26, 2020